Filed pursuant to Rule 424(b)3

Registration No. 333-136024

DATED February 22, 2017

PROSPECTUS

3,000,000 shares of Common Stock
of
Selective Insurance Group, Inc.

AMENded and restated Selective Insurance Group, Inc.

Stock Purchase Plan for Independent Insurance Agencies (2010)

This prospectus relates to the shares of common stock, par value $2.00 per share, (“Common Stock”) of Selective Insurance Group, Inc. (“Selective” or the “Company”) offered under the Amended and Restated Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies (2010), Amended and Restated as of February 1, 2017 (the “Plan”). Selective’s independent retail and wholesale insurance agencies and their principals, general partners, officers, stockholders, designated key employees, and their individual retirement accounts, Keogh plans, and employee benefit plans are eligible to participate in the Plan as described in this prospectus. Participants in the Plan may use cash or electronic funds through Automated Clearing House (“ACH”), or a portion of their distributions earned under Selective’s profit sharing program for agents to purchase shares under the Plan, as described further below. The agency principal determines what portion of that agency’s maximum contribution amount each participant affiliated with that agency may contribute.

The Common Stock is listed on the NASDAQ Global Select Market under the trading symbol “SIGI”. The purchase price for shares offered under the Plan is the closing selling price for the Common Stock reported on the NASDAQ Global Select Market on the applicable Purchase Date, at a 10% discount. The last sale price of the Common Stock on the NASDAQ on February 17, 2017 was $43.55.

Shares purchased under the Plan will be restricted for a period of one year. During this period, a participant in the Plan may not sell, transfer, pledge, assign, or dispose of its shares in any way.

You should carefully consider the risks of an investment in the Common Stock. Risk Factors begin on page 3.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is qualified in its entirety by reference to the Plan. All capitalized terms used but not defined herein will have the meanings ascribed to the terms in the Plan.

The date of this prospectus is February 22, 2017.

TABLE OF CONTENTS

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SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should read all of the information in this prospectus along with the other information and financial statements Selective refers you to in the section “Where You Can Find More Information” appearing at the end of this document.

Selective Insurance Group, Inc.

Selective Insurance Group, Inc. (referred to as “Selective” or the “Company”) is a New Jersey holding company that was incorporated in 1977. Our main office is located in Branchville, New Jersey and our common stock is publicly traded on the NASDAQ Global Select Market under the symbol “SIGI.” Selective has ten insurance subsidiaries, nine of which are licensed by various state departments of insurance to write specific lines of property and casualty insurance business in the standard market some of which write flood business through the Write Your Own (“WYO”) program of the National Flood Insurance Program (“NFIP”). The remaining subsidiary is authorized by various state insurance departments to write property and casualty insurance in the excess and surplus lines (“E&S Lines”) market. Selective and its insurance subsidiaries are collectively referred to as “we,” “us,” or “our” in this document. Our ten insurance subsidiaries are collectively referred to as the “insurance subsidiaries” in this prospectus.

Segments

We classify our business into four reportable segments:

•	Standard Commercial Lines, which is comprised of insurance products and services provided in the standard marketplace to our commercial customers, who are typically businesses, non-profit organizations, and local government agencies. This business represents 78% of our total insurance segments’ net premiums written (“NPW”) and is sold in 22 Eastern and Midwestern states and the District of Columbia.

•	Standard Personal Lines, which is comprised of insurance products and services provided primarily to individuals acquiring coverage in the standard marketplace. This business represents 13% of our total insurance segments’ NPW and is primarily sold in 13 Eastern and Midwestern states and the District of Columbia, Standard Personal Lines includes flood insurance coverage. We are the sixth largest writer of this coverage through the NFIP and write flood business in all 50 states and the District of Columbia.

•	E&S Lines, which is comprised of insurance products and services provided to customers who have not obtained coverage in the standard marketplace. We currently only write commercial lines excess and surplus (“E&S”) coverages and this business represents 9% of our total insurance segments’ NPW and is sold in all 50 states and the District of Columbia.

•	Investments, which invests the premiums collected by our insurance segments, as well as amounts generated through our capital management strategies, which may include the issuance of debt and equity securities.

As a holding company, we rely on the insurance subsidiaries for cash to pay our obligations and dividends to our stockholders. State insurance laws and regulations, as administered by state insurance departments, restrict how much money the insurance subsidiaries may distribute to us.

Selective’s principal executive offices are located at 40 Wantage Avenue, Branchville, New Jersey 07890 and Selective’s telephone number is (973) 948-3000.

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The Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies

Eligibility

Each independent insurance agency that is under contract with any of the insurance subsidiaries to promote and sell the insurance subsidiaries’ insurance products, other than the agencies that promote and sell only the insurance subsidiaries’ flood insurance products, is eligible to enroll in the Plan and to purchase shares of Common Stock. Eligible agencies are under no obligation to enroll in the Plan or to purchase shares under the Plan. Also eligible to purchase shares under the Plan are:

•	the principals, general partners, officers, and stockholders of, and designated by, an eligible agency (collectively, “Principals”);

•	key employees of eligible agencies designated by an eligible agency (“Key Employees”);

•	individual retirement plans of Principals and Key Employees;

•	Keogh plans of Principals and Key Employees; and

•	employee benefit plans of, and designated by, an eligible agency.

The administrator of the Plan will determine whether any agency, or any entity, individual person, or benefit plan designated by an agency, is eligible to purchase shares under the Plan.

How to Make Purchases

Plan participants can generally make purchases of the Common Stock under the Plan on the first day of March, June, September, and December of each year or the next succeeding business day; however, Selective does not guarantee that these days will be purchase dates and may designate other dates as purchase dates. Selective will provide an enrollment/purchase form to each insurance agency that wants to participate in the Plan. An eligible agency that chooses to participate in the Plan must complete the enrollment/purchase form and return it to Selective at the address indicated on the form or by email to agentstockplan@selective.com. To make a purchase under the Plan, the agency must complete the form indicating the dollar amount of the Common Stock to be purchased on the next purchase date. The form and any cash contributions must be returned to Selective at the address indicated on the form at least 10 business days before the scheduled purchase date. If any of the Principals, Key Employees, or their individual retirement plans or Keogh plans, or employee benefit plans of an agency wish to participate in the Plan, the agency must indicate on the form the amount to be invested by each of them and they must sign the form. If a participant is purchasing shares for cash, the participant must enclose a check for the amount the participant chooses to invest when the participant returns the election form to Selective. If the participant is purchasing shares with electronic funds through Automated Clearing House, (“ACH”), the participant must transfer funds for the amount the participant chooses to invest and email the form, in accordance with instructions provided by Selective upon request. If a participant is purchasing shares with profit sharing distributions, the agency must indicate the total amount of withholding along with the percentages allocated to applicable participants.

Participants in the Plan may elect to purchase shares of Common Stock for cash or through ACH, or may apply all or a portion of distributions earned under Selective’s profit sharing program for agents. Each participating agency, together with its eligible persons, may invest in each calendar quarter up to a certain maximum contribution amount based upon the amount of total written premiums by the agency during the previous calendar year with any of the insurance subsidiaries. Participants pay no brokerage commissions or other charges on their purchases of shares under the Plan.

A $100 minimum purchase amount is required for purchases of shares of Common Stock under the Plan by a participant per calendar quarter. If a participant does not purchase $100 of Common Stock in a calendar quarter, any amounts below the minimum will be refunded, without interest, to the participant by check as soon as practicable after the end of the quarter.

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Terms of Purchase

Selective is offering its Common Stock under the Plan for purchase generally on the first day of March, June, September, and December of each year or the next succeeding business day, however, the Company does not guarantee that such days will be purchase dates and may designate other dates as purchase dates. The purchase price for shares offered under the Plan is the closing selling price of the Common Stock as quoted on the NASDAQ Global Select Market on the date of purchase, at a 10% discount.

Selective uses a book-entry system for the Plan. Selective establishes an account for each participant with Wells Fargo Shareowner Services, Selective’s transfer agent. The shares purchased are credited to each participant’s individual account, and Selective registers each participant’s shares on its stock records. Each participant receives a written account statement each time shares are purchased.

Restrictions on Shares Purchased under the Plan

Shares purchased under the Plan will be restricted for a period of one year beginning on the purchase date and expiring upon the first anniversary of that purchase date. During this time, participants cannot sell, transfer, pledge, assign, or dispose of their shares in any way. During the restricted period, participants’ shares will be held in their accounts at Wells Fargo Shareowner Services. Following the expiration of the one year restricted period, a participant can request, in writing to Wells Fargo Shareowner Services, that its shares be transferred or sold, or that the participant’s account be closed.

During the restricted period participants can vote their shares and participants will receive dividends declared and paid on their shares. There is no risk of forfeiture of participants’ shares during the restricted period.

USE OF PROCEEDS

Selective will receive all of the cash proceeds from the sale of shares of its Common Stock under the Plan, and Selective will retain cash applied to the purchase of shares of its Common Stock from Selective’s profit sharing program. Selective will use the proceeds for general corporate purposes.

RISK FACTORS

Any of the following risk factors could cause our actual results to differ materially from historical or anticipated results. They could have a significant impact on our business, liquidity, capital resources, results of operations, financial condition, and debt ratings. These risk factors might affect, alter, or change actions that we might take in executing our long-term capital strategy, including, but not limited to, contributing capital to any or all of the insurance subsidiaries, issuing additional debt and/or equity securities, repurchasing our equity securities, redeeming our fixed income securities, or increasing or decreasing stockholders’ dividends. This list of risk factors is not exhaustive, and others may exist.

In an effort to highlight recent trends that may impact our business, we have identified risk factors impacted by: (i) potential changes to the U.S. federal tax code; (ii) other impacts of the Presidential election and Republican Congress; and (iii) other evolving legislation. Following these sections are the ongoing risks that continue to impact our business segments, as well as our corporate structure and governance.

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U.S. Federal Tax Code

Changes in tax legislation initiatives could adversely affect our results of operations and financial condition.

We are subject to the tax laws and regulations of U.S. federal, state, and local governments, which may be amended in ways that adversely impact us. Recently, there has been significant debate about reform of the current U.S. federal tax code. Although some reform proposals may be beneficial to the insurance industry overall, we cannot predict what impact any enacted reform proposals could have on our results of operations, liquidity, financial condition, financial strength, and debt ratings. For example, if the existing U.S. federal corporate income tax rate is reduced from its current 35%, any deferred tax assets would be reduced and we would likely be required to recognize a reduction of a previously-recognized federal tax benefit in the period when enacted. This and other potential tax rule changes may increase or decrease our actual tax expense and could materially and adversely affect our results of operations. If the corporate tax rate is reduced to between 15% and 20%, we would be required to record a non-cash write off of deferred tax assets to income of approximately $36 million to $49 million.

Recent tax reform proposals have included border adjustment provisions that could tax imports of products and services from foreign states. Some proposals call for significant tariffs. We have agreements for products and services with foreign domiciled companies, such as information technology services. In addition, risk transfer may or may not be included in the definition of products and services; therefore, our reinsurance treaties, many of which are with non-U.S. reinsurance companies, may be impacted by any new proposals. If new taxes are imposed on these products and services, it is possible that our expenses for these items could increase, perhaps significantly. We cannot predict the impact such proposals could have on our products and services supplier relationships, results of operations, liquidity, financial condition, financial strength, and debt ratings if enacted.

Changes in tax legislation initiatives could adversely affect our investments results.

Amendments to the tax laws and regulations of U.S. federal, state, and local governments may adversely impact us. Our investment portfolio has benefited from tax exemptions and certain other tax laws, including, but not limited to, those governing dividends received deductions and tax-advantaged municipal bond interest. Future federal and/or state tax legislation could be enacted to lessen or eliminate some or all of these favorable tax advantages. This could negatively impact the value of our investment portfolio and, in turn, materially and adversely impact our results of operations.

If the recent renewed debate about revamping the current U.S. federal tax code results in enacted changes, it is possible that some changes may be beneficial to the insurance industry overall. We, however, cannot predict what impact such enacted proposals could have on our results of operations, liquidity, financial condition, financial strength, and debt ratings.

If we experience difficulties with outsourcing relationships, our ability to conduct our business might be negatively impacted.

We outsource certain business and administrative functions to third parties for efficiencies and cost savings, and may do so increasingly in the future. If we fail to develop and implement our outsourcing strategies or our third-party providers fail to perform as anticipated, we may experience operational difficulties, increased costs, and a loss of business that may have a material adverse effect on our results of operations or financial condition. Currently, we have agreements with multiple consulting, information technology, and service providers for supplemental staffing services. Collectively, these providers supply approximately 54% of our skilled technology capacity and are principally based in the U.S., although we do contract with some service providers who are based, or utilize resources, outside of the U.S. As mentioned above, the availability and cost of these services may be impacted by potential tax reform proposals.

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Other Potential Impacts of the Presidential Election and the Republican Majority Congress

We are subject to the risk that legislation will be passed that significantly changes insurance regulation and adversely impacts our business, financial condition, and/or the results of operations.

In 2009, the Dodd-Frank Act was enacted to address corporate governance and control issues identified in the financial markets crises in 2008 and 2009 and issues identified in the operations of non-insurance subsidiaries of American International Group, Inc. The Dodd-Frank Act created the Federal Insurance Office as part of the U.S. Department of Treasury to advise the Federal Government on insurance issues. The Dodd-Frank Act also requires the Federal Reserve, through the Financial Services Oversight Council (“FSOC”), to supervise financial services firms designated as systemically important financial institutions (“SIFI”). The FSOC has not designated us as a SIFI. The Dodd-Frank Act also included a number of corporate governance reforms for publicly traded companies, including proxy access, say-on-pay, and other compensation and governance issues. Critics of the Dodd-Frank Act are proposing various reforms to the act, and it is possible that some provisions of the law may be modified to lessen regulatory burdens.

In general, the Trump Administration and the Republican Majority in Congress favor less federal involvement in insurance. It is possible, however, that there may be legislative proposals in Congress that could result in the Federal Government directly regulating the business of insurance. President Trump and the Republican Majority in Congress favor the repeal of the Affordable Care Act (“ACA”). Repeal of the law raises some legal and practical challenges. Some reform proposals include a provision to permit sales of insurance across state lines, which under current federal law cannot be sold across state lines without the approval of the respective state insurance regulators. As part of some ACA reform proposals, there are calls for the elimination of the anti-trust exemptions for health insurers under the McCarran-Ferguson Act. While we are not a health insurer, we and the property and casualty industry operate under anti-trust exemptions that permit the aggregation of claims and other data necessary under the law of large numbers to price insurance. If similar proposals related to the property and casualty industry were made and enacted, we would have to seek a business practices exemption from the Department of Justice to share information with other insurers. We cannot predict the impact such proposals, if enacted, could have on our product and services supplier relationships, results of operations, liquidity, financial condition, financial strength, and debt ratings.

There also are legislative and regulatory proposals in various states that seek to limit the ability of insurers to assess insurance risk. From time-to-time, proposals in various states seek to limit the ability of insurers to use certain factors or predictive measures in the underwriting of property and casualty risks. Among the proposed legislation and regulation have been limits on the use of insurance scores and marketplace considerations. These proposals, if enacted, could impact underwriting pricing and results.

We cannot predict what federal and state rules or legislation will be proposed and adopted, or what impact, if any, such proposals or the cost of compliance with such proposals, could have on our results of operations, liquidity, financial condition, financial strength, and debt ratings if enacted.

Deterioration in the public debt and equity markets, the private investment marketplace, uncertainty regarding political developments and the economy could lead to investment losses, which may adversely affect our results of operations, financial condition, liquidity, and debt ratings.

Like most property and casualty insurance companies, we depend on income from our investment portfolio for a significant portion of our revenue and earnings. Our investment portfolio is exposed to significant financial and capital market risks, both in the U.S. and abroad, and volatile changes in general market or economic conditions could lead to a decline in the market value of our portfolio as well as the performance of the underlying collateral of our structured securities. Concerns over weak economic growth globally, elevated unemployment, volatile energy and commodity prices, and geopolitical issues, among other factors, contribute to increased volatility in the financial markets, increased potential for credit downgrades, and decreased liquidity in certain investment segments. In addition, President Trump has proposed significant changes in United States domestic and foreign policy. The uncertainty regarding these proposed changes, and whether they will be implemented, may elevate the volatility of the financial markets and adversely impact our investment portfolio.

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Our notes payable and line of credit are subject to certain debt-to-capitalization restrictions and net worth covenants, which could be impacted by a significant decline in investment value. Further other than temporary impairment (“OTTI”) charges could be necessary if there is a significant future decline in investment values. Depending on market conditions going forward, and in the event of extreme prolonged market events, such as the global credit crisis, we could incur additional realized and unrealized losses in future periods, which could have an adverse impact on our results of operations, financial condition, debt and financial strength ratings, and our ability to access capital markets as a result of realized losses, impairments, and changes in unrealized positions.

For more information regarding market interest rate, credit, and equity price risk, see Item 7A. “Quantitative and Qualitative Disclosures About Market Risk.” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (“Annual Report”).

Other Evolving Legislation

We face risks regarding our flood business because of uncertainties regarding the NFIP.

We are the sixth largest insurance group participating in the WYO arrangement of the NFIP, which is managed by the Mitigation Division of the Federal Emergency Management Agency (“FEMA”) in the U.S. Department of Homeland Security. For WYO participation, we receive an expense allowance for policies written and a servicing fee for claims administered. Under the program, all losses are 100% reinsured by the Federal Government. Currently, the expense allowance is 30.9% of direct premium written (“DPW”). The servicing fee is the combination of 0.9% of DPW and 1.5% of incurred losses.

As a WYO carrier, we are required to follow certain NFIP procedures when administering flood policies and claims. Some of these requirements may differ from our normal business practices and may present a reputational risk to our brand. Insurance companies are regulated by states and the NFIP requires WYO carriers to be licensed in the states in which they operate. The NFIP, however, is a federal program and WYO carriers are fiscal agents of the U.S. Government and must follow the directives of the NFIP. Consequently, we have the risk that directives of the NFIP and a state regulator on the same issue may conflict.

There has been significant public policy and political debate regarding the NFIP and its outstanding debt, including the obtainment of reinsurance coverage for NFIP losses. In 2016, FEMA secured its first placement of reinsurance for the NFIP. In January 2017, FEMA expanded its September 2016 placement and transferred $1 billion of the NFIP's financial risk to reinsurers through January 1, 2018. In addition, there are several legislative proposals in Congress regarding NFIP reauthorization. The NFIP statute will expire on September 30, 2017, unless reauthorized by Congress. While it is possible that the NFIP program will be reauthorized with limited changes to the underlying structure, there is substantial uncertainty about the future of the program given the changing political environment. Our flood business could be impacted by: (i) any mandate for primary insurance carriers to provide flood insurance; or (ii) private writers becoming more prevalent in the marketplace. The uncertainty created by the public policy debate and politics of flood insurance reform make it difficult for us to predict the future of the NFIP and our continued participation in the program.

We are subject to attempted cyber-attacks and other cybersecurity risks.

Our business heavily relies on various information technology and application systems that are connected to, or may be accessed from, the Internet and may be impacted by a malicious cyber-attack. Our systems also contain confidential and proprietary information regarding our operations, our employees, our agents, and our customers and their employees and property, including personally identifiable information. We have developed and invested, and expect to continue to do both, in a variety of controls to prevent, detect, and appropriately react to such cyber-attacks, including frequently testing our systems' security and access controls. Cyber-attacks continue to become more complex and broad ranging and our internal controls provide only a reasonable, not absolute, assurance that we will be able to protect ourselves from significant cyber-attack incidents. By outsourcing certain business and administrative functions to third parties, we may be exposed to enhanced risk of data security breaches. Any breach of data security could damage our reputation and/or result in monetary damages, which, in turn, could have a material adverse effect on our results of operations, liquidity, financial condition, financial strength, and debt ratings. Although we have not experienced a material cyber-attack, it is possible that might occur. We have insurance

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coverage for certain cybersecurity risks, including privacy breach incidents, that provides protection up to $20 million above a deductible of $250,000.

Given the increased number of identity thefts from cyber-attacks, federal and state policymakers have proposed, and will likely continue to propose, increased regulation of the protection of personally identifiable information and the steps to be followed after a related cybersecurity breach. Compliance with these regulations and efforts to address continuingly developing cybersecurity risks may result in a material adverse effect on our results of operations, liquidity, financial condition, financial strength, and debt ratings.

Risks Related to our Insurance Segments

Our loss and loss expense reserves may not be adequate to cover actual losses and expenses.

We are required to maintain loss and loss expense reserves for our estimated liability for losses and loss expenses associated with reported and unreported insurance claims. Our estimates of reserve amounts are based on facts and circumstances that we know, including our expectations of the ultimate settlement and claim administration expenses, including inflationary trends particularly regarding medical costs, predictions of future events, trends in claims severity and frequency, and other subjective factors relating to our insurance policies in force. There is no method for precisely estimating the ultimate liability for settlement of claims. We cannot be certain that the reserves we establish are adequate or will be adequate in the future. From time-to-time, we increase reserves if they are inadequate or reduce them if they are redundant. An increase in reserves: (i) reduces net income and stockholders’ equity for the period in which the reserves are increased; and (ii) could have a material adverse effect on our results of operations, liquidity, financial condition, financial strength, and debt ratings.

We are subject to losses from catastrophic events.

Our results are subject to losses from natural and man-made catastrophes, including, but not limited to: hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods, and fires, some of which may be related to climate changes. The frequency and severity of these catastrophes are inherently unpredictable. One year may be relatively free of such events while another may have multiple events. For further discussion regarding man-made catastrophes that relate to terrorism, see the risk factor directly below regarding the potential for significant losses from acts of terrorism.

There is widespread interest among scientists, legislators, regulators, and the public regarding the effect that greenhouse gas emissions may have on our environment, including climate change. If greenhouse gasses continue to impact our climate, it is possible that more devastating catastrophic events could occur.

The magnitude of catastrophe losses is determined by the severity of the event and the total amount of insured exposures in the area affected by the event as determined by Insurance Services Officer’s (“ISO's”) Property Claim Services unit. Most of the risks underwritten by our insurance segments are concentrated geographically in the Eastern and Midwestern regions of the country. In 2016, approximately 20% of NPW were related to insurance policies written in New Jersey. Catastrophes in the Eastern and Midwestern regions of the United States could adversely impact our financial results, as was the case in 2010, 2011, and 2012.

Although catastrophes can cause losses in a variety of property and casualty insurance lines, most of our historical catastrophe-related claims have been from commercial property and homeowners coverages. In an effort to limit our exposure to catastrophe losses, we purchase catastrophe reinsurance. Catastrophe reinsurance could prove inadequate if: (i) the various modeling software programs that we use to analyze the insurance subsidiaries’ risk result in an inadequate purchase of reinsurance by us; (ii) a major catastrophe loss exceeds the reinsurance limit or the reinsurers’ financial capacity; or (iii) the frequency of catastrophe losses results in our insurance subsidiaries exceeding the aggregate limits provided by the catastrophe reinsurance treaty. Even after considering our reinsurance protection, our exposure to catastrophe risks could have a material adverse effect on our results of operations, liquidity, financial condition, financial strength, and debt ratings.

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We are subject to potentially significant losses from acts of terrorism.

As a Standard Commercial Lines and E&S Lines writer, we are required to participate in Terrorism Risk Insurance Program Reauthorization Act (“TRIPRA”), which was extended by Congress to December 31, 2020. TRIPRA requires private insurers and the United States government to share the risk of loss on future acts of terrorism certified by the U.S. Secretary of the Treasury. Under TRIPRA, insureds with non-workers compensation commercial policies have the option to accept or decline our terrorism coverage or negotiate with us for other terms. In 2016, 89% of our Standard Commercial Lines non-workers compensation policyholders purchased terrorism coverage that included nuclear, biological, chemical, and radioactive events. Terrorism coverage is mandatory for all primary workers compensation policies, so the TRIPRA back-stop applies to these policies. A risk exists that, if the U.S. Secretary of Treasury does not certify certain future terrorist events, we would be required to pay related covered losses without TRIPRA's risk sharing benefits. Examples of this potential risk are the 2013 Boston Marathon bombing and the 2015 shootings in San Bernardino, California, neither of which were certified as terrorism events.

Under TRIPRA, each participating insurer is responsible for paying a deductible of specified losses before federal assistance is available. This deductible is based on a percentage of the prior year’s applicable Standard Commercial Lines and E&S Lines premiums. In 2017, our deductible is approximately $304 million. For losses above the deductible, the Federal Government will pay 83% of losses to an industry limit of $100 billion, and the insurer retains 17%. The federal share of losses will be reduced by 1% each year to 80% by 2020. Although TRIPRA’s provisions will mitigate our loss exposure to a large-scale terrorist attack, our deductible is substantial and could have a material adverse effect on our results of operations, liquidity, financial condition, financial strength, and debt ratings.

TRIPRA rescinded all previously approved coverage exclusions for terrorism. Many of the states in which we write commercial property insurance mandate that we cover fire following an act of terrorism regardless of whether the insured specifically purchased terrorism coverage. Likewise, terrorism coverage cannot be excluded from workers compensation policies in any state in which we write.

Personal lines of business have never been covered under TRIPRA. Homeowners policies within our Standard Personal Lines exclude nuclear losses, but do not exclude biological or chemical losses.

Our ability to reduce our risk exposure depends on the availability and cost of reinsurance.

We transfer a portion of our underwriting risk exposure to reinsurance companies. Through our reinsurance arrangements, a specified portion of our losses and loss expenses are assumed by the reinsurer in exchange for a specified portion of premiums. The availability, amount, and cost of reinsurance depend on market conditions, which may vary significantly. Most of our reinsurance contracts renew annually and may be impacted by the market conditions at the time of the renewal that are unrelated to our specific book of business or experience. Any decrease in the amount of our reinsurance will increase our risk of loss. Any increase in the cost of reinsurance that cannot be included in renewal price increases will reduce our earnings. Accordingly, we may be forced to incur additional expenses for reinsurance or may not be able to obtain sufficient reinsurance on acceptable terms. Either could adversely affect our ability to write future business or result in the assumption of more risk with respect to those policies we issue.

We are exposed to credit risk.

We are exposed to credit risk in several areas of our insurance segments, including from:

•	Our reinsurers, who are obligated to us under our reinsurance agreements. Amounts recoverable from our reinsurers can increase quickly and significantly during periods of high catastrophe loss activity, such as in the fourth quarter of 2012 due to losses incurred from Superstorm Sandy, and thus our credit risk to our reinsurers can increase significantly and will fluctuate over time. The relatively small size of the reinsurance market and our objective to maintain an average weighted rating of “A” by A.M. Best on our current reinsurance programs constrains our ability to diversify this credit risk. However, some of our reinsurance credit risk is collateralized.

•	Certain life insurance companies that are obligated to our customers, as we have purchased annuities from them under structured settlement agreements.

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•	Some of our distribution partners, who collect premiums from our customers and are required to remit the collected premium to us.

•	Some of our customers, who are responsible for payment of premiums and/or deductibles directly to us.

•	The invested assets in our defined benefit plan, which partially serve to fund our liability associated with this plan. To the extent that credit risk adversely impacts the valuation and performance of the invested assets within our defined benefit plan, the funded status of the defined benefit plan could be adversely impacted and, as result, could increase the cost of the plan to us.

Our exposure to credit risk could have a material adverse effect on our results of operations, liquidity, financial condition, financial strength, and debt ratings.

Difficult conditions in global capital markets and the economy may adversely affect our revenue and profitability and harm our business, and these conditions may not improve in the near future.

General economic conditions in the United States and throughout the world and volatility in financial and insurance markets may materially affect our results of operations. Factors such as business and consumer confidence, unemployment levels, consumer spending, business investment, government spending, the volatility and strength of the capital markets, and inflation all affect the business and economic environment and, indirectly, the amount and profitability of our business. During 2016, 34% of DPW in our Standard Commercial Lines business were based on payroll/sales of our underlying customers. An economic downturn in which our customers decline in revenue or employee count can adversely affect our audit and endorsement premium in our Standard Commercial Lines.

Unfavorable economic developments could adversely affect our earnings if our customers have less need for insurance coverage, cancel existing insurance policies, modify coverage, or choose not to renew with us. Challenging economic conditions may impair the ability of our customers to pay premiums as they come due. Adverse economic conditions may have a material effect on our results of operations, liquidity, financial condition, financial strength, and debt ratings.

A downgrade or a potential downgrade in our financial strength or credit ratings could result in a loss of business and could have a material adverse effect on our financial condition and results of operations.

A significant financial strength rating downgrade, particularly from A.M. Best, would affect our ability to write new or renewal business with customers, some of whom are required under various third party agreements to maintain insurance with a carrier that maintains a specified minimum rating. In addition, our $30 million line of credit (“Line of Credit”) requires our insurance subsidiaries to maintain an A.M. Best rating of at least “A-” (one level below our current rating) and a default could lead to acceleration of any outstanding principal. Such an event could trigger default provisions under certain of our other debt instruments and negatively impact our ability to borrow in the future. As a result, any significant downgrade in our financial strength ratings could have a material adverse effect on our results of operations, liquidity, financial condition, financial strength, and debt ratings. Refer to Item 1. “Business” of our Annual Report for our current financial strength ratings.

Nationally recognized statistical rating organizations (“NRSROs”) also rate our long-term debt creditworthiness. Credit ratings indicate the ability of debt issuers to meet debt obligations in a timely manner and are important factors in our overall funding profile and ability to access certain types of liquidity. Our current senior credit ratings are as follows:

NRSRO	Credit Rating	Long Term Credit Outlook
A.M. Best	bbb+	Stable
S&P	BBB	Stable
Moody’s	Baa2	Stable
Fitch	BBB+	Stable

Downgrades in our credit ratings could have a material adverse effect on our financial condition and results of operations in many ways, including making it more expensive for us to access capital markets. We cannot predict possible actions NRSROs may take regarding our ratings that could adversely affect our business or the possible actions we may take in response to any such actions.

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We have many competitors and potential competitors.

Demand for insurance is influenced by prevailing general economic conditions. The supply of insurance is related to prevailing prices, the levels of insured losses and the levels of industry capital which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the insurance industry. In addition, pricing is influenced by the operating performance of insurers, as increased pricing may be necessary to meet return on equity objectives. As a result, the insurance industry historically has had cycles characterized by periods of intense price competition due to excessive underwriting capacity and periods when shortages of capacity and poor insurer operating performance drove favorable premium levels. If competitors price business below technical levels, we might reduce our profit margin to retain our best business.

Pricing and loss trends impact our profitability. For example, assuming retention and all other factors remain constant:

•	A pure price decline of approximately 1% would increase our statutory combined ratio by approximately 0.75 points;
•	A 3% increase in our expected claim costs for the year would cause our loss and loss expense ratio to increase by approximately 1.75 points; and
•	A combination of the two could raise the combined ratio by approximately 2.5 points.

We compete with regional, national, and direct-writer property and casualty insurance companies for customers, distribution partners, and employees. Some competitors are public companies and some are mutual companies. Many competitors are larger and may have lower operating costs and/or lower cost of capital. They may have the ability to absorb greater risk while maintaining their financial strength ratings. Consequently, some competitors may be able to price their products more competitively. These competitive pressures could result in increased pricing pressures on a number of our products and services, particularly as competitors seek to win market share, and may impair our ability to maintain or increase our profitability. Because of its relatively low cost of entry, the Internet has emerged as a significant place of new competition, both from existing competitors and new competitors. New competitors emerging under this digital platform include, but are not limited to, Lemonade, Attune, and Coverwallet. Additionally, reinsurers have entered certain primary property casualty insurance markets to diversify their operations and compete with us. Further new competition could cause changes in the supply or demand for insurance and adversely affect our business.

We have less loss experience data than our larger competitors.

We believe that insurers are competing and will continue to compete on their ability to use reliable data about their customers and loss experience in complex analytics and predictive models to assess the profitability of risks, as well as the potential for adverse claim development, recovery opportunities, fraudulent activities, and customer buying habits. With the consistent expansion of computing power and the decline in its cost, we believe that data and analytics use will continue to increase and become more complex and accurate. As a regional insurance group, the loss experience from our insurance operations is not large enough in all circumstances to analyze and project our future costs. In addition, we have more limited experience data related to our E&S business, which we purchased in 2011. We use data from ISO, American Association of Insurance Services, Inc. (“AAIS”), and National Council on Compensation Insurance (“NCCI”) to obtain industry loss experience to supplement our own data. While statistically relevant, that data is not specific to the performance of risks we have underwritten. Larger competitors, particularly national carriers, have a significantly larger volume of data regarding the performance of risks that they have underwritten. The analytics of their loss experience data may be more predictive of profitability of their risks than our analysis using, in part, general industry loss experience. For the same reason, should Congress repeal the McCarran-Ferguson Act, which provides an anti-trust exemption for the aggregation of loss data, and we are unable to access data from ISO, AAIS, and NCCI, we will be at a competitive disadvantage to larger insurers who have more loss experience data on their own customers and may not need aggregated industry loss data.

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We depend on distribution partners.

We market and sell our insurance products through distribution partners who are not our employees. We believe that these partners will remain a significant force in overall insurance industry premium production because they can provide customers with a wider choice of insurance products than if they represented only one insurer. That, however, creates competition in our distribution channel and we must market our products and services to our distribution partners before they sell them to our mutual customers. Additionally, there has been a trend towards increased levels of consolidation of these distribution partners in the marketplace, which increases competition among fewer distributors. Our Standard Personal Lines production is further limited by the fact that independent retail insurance agencies only write approximately 35% of this business in the United States. Our financial condition and results of operations are tied to the successful marketing and sales efforts of our products by our distribution partners. In addition, under insurance laws and regulations and common law, we potentially can be held liable for business practices or actions taken by our distribution partners.

We are heavily regulated and changes in regulation may reduce our profitability, increase our capital requirements, and/or limit our growth.

Our insurance subsidiaries are heavily regulated by extensive laws and regulations that may change on short notice. The primary public policy behind insurance regulation is the protection of policyholders and claimants over all other constituencies, including shareholders. Historically by virtue of the McCarran-Ferguson Act, our insurance subsidiaries are primarily regulated by the states in which they are domiciled and licensed. State insurance regulation is generally uniform throughout the U.S. by virtue of similar laws and regulations required by the NAIC to accredit state insurance departments so their examinations can be given full faith and credit by other state regulators. Despite their general similarity, various provisions of these laws and regulations vary from state to state. At any given time, there may be various legislative and regulatory proposals in each of the 50 states and District of Columbia that, if enacted, may affect our insurance subsidiaries.

The broad regulatory, administrative, and supervisory powers of the various state departments of insurance include the following:

•	Related to our financial condition, review and approval of such matters as minimum capital and surplus requirements, standards of solvency, security deposits, methods of accounting, form and content of statutory financial statements, reserves for unpaid losses and loss adjustment expenses, reinsurance, payment of dividends and other distributions to shareholders, periodic financial examinations, and annual and other report filings.

•	Related to our general business, review and approval of such matters as certificates of authority and other insurance company licenses, licensing and compensation of distribution partners, premium rates (which may not be excessive, inadequate, or unfairly discriminatory), policy forms, policy terminations, reporting of statistical information regarding our premiums and losses, periodic market conduct examinations, unfair trade practices, participation in mandatory shared market mechanisms, such as assigned risk pools and reinsurance pools, participation in mandatory state guaranty funds, and mandated continuing workers compensation coverage post-termination of employment.

•	Related to our ownership of the insurance subsidiaries, we are required to register as an insurance holding company system in each state where an insurance subsidiary is domiciled and report information concerning all of our operations that may materially affect the operations, management, or financial condition of the insurers. As an insurance holding company, the appropriate state regulatory authority may: (i) examine our insurance subsidiaries or us at any time; (ii) require disclosure or prior approval of material transactions of any of the insurance subsidiaries with its affiliates; and (iii) require prior approval or notice of certain transactions, such as payment of dividends or distributions to us.

Although Congress has largely delegated insurance regulation to the various states by virtue of the McCarran-Ferguson Act, we are also subject to federal legislation and administrative policies, such as disclosure under the securities laws, including the Sarbanes-Oxley Act and the Dodd-Frank Act, TRIPRA, Office of Foreign Assets Control, and various privacy laws, including the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Drivers Privacy Protection Act, the Health Insurance Portability and Accountability Act, and the policies of the Federal Trade Commission. As a result of issuing workers compensation policies, we are subject to Mandatory

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Medicare Secondary Payer Reporting under the Medicare, Medicaid, and State Children’s Health Insurance Program Extension Act of 2007.

The European Union enacted Solvency II, which was implemented in 2016 and sets out new requirements for capital adequacy and risk management for insurers operating in Europe.  The strengthened regime is intended to reduce the possibility of consumer loss or market disruption in insurance.  In addition, in 2014, the International Association of Insurance Supervisors proposed Basic Capital Standards for Global Systemically Important Insurers as well as a uniform capital framework for internationally active insurers. Although Solvency II does not govern domestic American insurers, and we do not have international operations, we believe that development of global capital standards will influence the development of similar standards by domestic regulators. The NAIC has recently adopted the Own Risk and Solvency Assessment (“ORSA”), which requires insurers to maintain a framework for identifying, assessing, monitoring, managing, and reporting on the “material and relevant risks” associated with the insurer's (or insurance group's) current and future business plans. ORSA, which has been adopted by the state insurance regulators of our insurance subsidiaries, requires companies to file an internal assessment of their solvency with insurance regulators annually. Although no specific capital adequacy standard is currently articulated in ORSA, it is possible that such a standard will be developed over time and may increase insurers' minimum capital requirements, which could adversely impact our growth and return on equity.

We are subject to non-governmental regulators, such as the NASDAQ Stock Market and the New York Stock Exchange where we list our securities. Many of these regulators, to some degree, overlap with each other on various matters. They have different regulations on the same legal issues that are subject to their individual interpretative discretion. Consequently, we have the risk that one regulator’s position may conflict with another regulator’s position on the same issue. As compliance is generally reviewed in hindsight, we are subject to the risk that interpretations will change over time.

We believe we are in compliance with all laws and regulations that have a material effect on our results of operations, but the cost of complying with various, potentially conflicting laws and regulations, and changes in those laws and regulations could have a material adverse effect on our results of operations, liquidity, financial condition, financial strength, and debt ratings.

Class action litigation could affect our business practices and financial results.

Our industry has been the target of class action litigation, including the following areas:

•	After-market parts;

•	Urban homeowner insurance underwriting practices, including those related to architectural or structural features and attempts by federal regulators to expand the Federal Housing Administration's guidelines to determine unfair discrimination;

•	Credit scoring and predictive modeling pricing;

•	Cybersecurity breaches;

•	Investment disclosure;

•	Managed care practices;

•	Timing and discounting of personal injury protection claims payments;

•	Direct repair shop utilization practices;

•	Flood insurance claim practices; and

•	Shareholder class action suits.

If we were to be named in such class action litigation, we could suffer reputational harm with purchasers of insurance and have increased litigation expenses that could have a materially adverse effect on our operations or results.

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Risks Related to Our Investment Segment

We are exposed to interest rate risk in our investment portfolio.

We are exposed to interest rate risk primarily related to the market price, and cash flow variability, associated with changes in interest rates. A rise in interest rates may decrease the fair value of our existing fixed income investments and declines in interest rates may result in an increase in the fair value of our existing fixed income investments. Our fixed income investment portfolio, which currently has an effective duration of 3.8 years excluding short-term investments, contains interest rate sensitive instruments that may be adversely affected by changes in interest rates resulting from governmental monetary policies, domestic and international economic and political conditions, and other factors beyond our control. A rise in interest rates would decrease the net unrealized gain position of the investment portfolio, partially offset by our ability to earn higher rates of return on funds reinvested in new investments. Conversely, a decline in interest rates would increase the net unrealized gain position of the investment portfolio, partially offset by lower rates of return on new and reinvested cash in the portfolio. Changes in interest rates have an effect on the calculated duration of certain securities in the portfolio. We seek to mitigate our interest rate risk associated with holding fixed income investments by monitoring and maintaining the average duration of our portfolio with a view toward achieving an adequate after-tax return without subjecting the portfolio to an unreasonable level of interest rate risk. This may include investing in floating rate securities and other shorter duration securities that exhibit low effective duration and interest rate risk, but expose the portfolio to other risks, including the risk of a change in credit spreads, liquidity spreads, and other factors that may adversely impact the value of the portfolio. Although we take measures to manage the economic risks of investing in a changing interest rate environment, we may not be able to mitigate the interest rate risk of our assets relative to our liabilities, particularly our loss reserves. In addition, our pension and post-retirement benefit obligations include a discount rate assumption, which is an important element of expense and/or liability measurement. Changes in the discount rate assumption could materially impact our pension and post-retirement life valuation.

We are exposed to credit risk in our investment portfolio.

The value of our investment portfolio is subject to credit risk from the issuers and/or guarantors of the securities in the portfolio, other counterparties in certain transactions and, for certain securities, insurers that guarantee specific issuer’s obligations. Defaults by the issuer or an issuer’s guarantor, insurer, or other counterparties regarding any of our investments, could reduce our net investment income and net realized investment gains or result in investment losses. We are subject to the risk that the issuers, or guarantors, of fixed income securities we own may default on principal and interest payments due under the terms of the securities. At December 31, 2016, our fixed income securities portfolio represented approximately 92% of our total invested assets, of which approximately 97% were investment grade and 3% were below investment grade rated, resulting in an average credit rating of AA- of the fixed income securities portfolio. Over time, our exposure to below investment grade securities and other credit sensitive risk assets may fluctuate as we continue to diversify the portfolio and take advantage of opportunities to add or reduce risk commensurate with our risk-taking capacity and market conditions. The occurrence of a major economic downturn, acts of corporate malfeasance, widening credit spreads, budgetary deficits, municipal bankruptcies spurred by, among other things, pension funding issues, or other events that adversely affect the issuers or guarantors of these securities could cause the value of our fixed income securities portfolio and our net income to decline and the default rate of our fixed income securities portfolio to increase.

With economic uncertainty, credit quality of issuers or guarantors could be adversely affected and a ratings downgrade of the issuers or guarantors of the securities in our portfolio could cause the value of our fixed income securities portfolio and our net income to decrease. As our stockholders' equity is leveraged at 3.5:1 to our investment portfolio, a reduction in the value of our investment portfolio could have a material adverse effect on our business, results of operations, financial condition, and debt ratings. Levels of write-downs are impacted by our assessment of the impairment, including a review of the underlying collateral of structured securities, and our intent and ability to hold securities that have declined in value until recovery. If we reposition or realign portions of the portfolio so that we determine not to hold certain securities in an unrealized loss position to recovery, we will incur an OTTI charge. For further information regarding credit and interest rate risk, see Item 7A. “Quantitative and Qualitative Disclosures About Market Risk.” of our Annual Report.

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Our statutory surplus may be materially affected by rating downgrades on investments held in our portfolio.

We are exposed to significant financial and capital markets risks, primarily relating to interest rates, credit spreads, equity prices, and the change in market value of our alternative investment portfolio. A decline in both income and our investment portfolio asset values could occur as a result of, among other things, a decrease in market liquidity, fluctuations in interest rates, decreased dividend payment rates, negative market perception of credit risk with respect to types of securities in our portfolio, a decline in the performance of the underlying collateral of our structured securities, reduced returns on our alternative investment portfolio, or general market conditions. A global decline in asset values will be more amplified in our financial condition, as our statutory surplus is leveraged at a 3.4:1 ratio to our investment portfolio.

With economic uncertainty, the credit quality and ratings of securities in our portfolio could be adversely affected. The NAIC could potentially apply a more adverse class code on a security than was originally assigned, which could adversely affect statutory surplus because securities with NAIC class codes three through six require securities to be marked-to-market for statutory accounting purposes, as compared to securities with NAIC class codes of one or two that are carried at amortized cost.

There can be no assurance that the actions of the U.S. Government, Federal Reserve, and other governmental and regulatory bodies will achieve their intended effect.

Over the past several years, the Federal Reserve has taken a number of actions related to interest rates and purchasing of financial instruments intended to spur economic recovery. The Federal Reserve's policy of quantitative easing and low interest rates since the financial crisis of 2008 have had an adverse effect on our investment income, as higher yielding securities mature and we reinvest the proceeds at lower yields. In December 2015 and again in December 2016, the Federal Reserve increased the Federal Fund Rate by 25 basis points each. It is unclear whether the Federal Reserve's economic stimulus actions will produce the desired results. The impact of these actions could materially and adversely affect our financial condition and the trading price of our common stock. In the event of future material deterioration in business conditions, we may need to raise additional capital or consider other transactions to manage our capital position.

In addition, our investment activities are subject to extensive laws and regulations that are administered and enforced by a number of different governmental authorities and non-governmental self-regulatory agencies. In light of the current economic conditions, some of these authorities have implemented, or may in the future implement, new or enhanced regulatory requirements, such as those included in the Dodd-Frank Act, intended to restore confidence in financial institutions and reduce the likelihood of similar economic events in the future. These authorities may seek to exercise their supervisory and enforcement authority in new or more robust ways. Such events could affect the way we conduct our business and manage our capital, and may require us to satisfy increased capital requirements. These developments, if they occurred, could have a material adverse effect on our results of operations, liquidity, financial condition, financial strength, and debt ratings.

We are subject to the types of risks inherent in investing in private limited partnerships.

Our other investments include investments in private limited partnerships that invest in various strategies, such as private equity, private credit, and real assets. Since these partnerships’ underlying investments consist primarily of assets or liabilities for which there are no quoted prices in active markets for the same or similar assets, the valuation of interests in these partnerships is subject to a higher level of subjectivity and unobservable inputs than substantially all of our other investments and as such, is subject to greater scrutiny and reconsideration from one reporting period to the next. As these investments are recorded under the equity method of accounting, any decreases in the valuation of these investments would negatively impact our results of operations. We currently expect to increase our allocation to these investments, which may result in additional variability in our net investment income.

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We value our investments using methodologies, estimations, and assumptions that are subject to differing interpretations. Changes in these interpretations could result in fluctuations in the valuations of our investments that may adversely affect our results of operations or financial condition.

Fixed income, equity, and short-term investments, which are reported at fair value on our consolidated balance sheet included within our Annual Report, represented the majority of our total cash and invested assets as of December 31, 2016. As required under accounting rules, we have categorized these securities into a three-level hierarchy, based on the priority of the inputs to the respective valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1). The next priority is to quoted prices in markets that are not active or inputs that are observable either directly or indirectly, including quoted prices for similar assets or liabilities or in markets that are not active and other inputs that can be derived principally from, or corroborated by, observable market data for substantially the full term of the assets or liabilities (Level 2). The lowest priority in the fair value hierarchy is to unobservable inputs supported by little or no market activity and that reflect the reporting entity’s own assumptions about the exit price, including assumptions that market participants would use in pricing the asset or liability (Level 3).

An asset or liability’s classification within the fair value hierarchy is based on the lowest level of significant input to its valuation. We generally use an independent pricing service and broker quotes to price our investment securities. At December 31, 2016, approximately 7% and 92% of these securities represented Level 1 and Level 2, respectively. However, prices provided by independent pricing services and brokers can vary widely even for the same security. Rapidly changing and unprecedented credit and equity market conditions could materially impact the valuation of securities as reported within our consolidated financial statements (“Financial Statements”) and the period-to-period changes in value could vary significantly. Decreases in value may result in an increase in non-cash OTTI charges, which could have a material adverse effect on our results of operations, liquidity, financial condition, financial strength, and debt ratings.

The determination of the amount of impairments taken on our investments is highly subjective and could materially impact our results of operations or our financial position.

The determination of the amount of impairments taken on our investments is based on our periodic evaluation and assessment of our investments and known and inherent risks associated with the various asset classes. Such evaluations and assessments are revised as conditions change and new information becomes available. Management updates its evaluations regularly and reflects changes in impairments as such evaluations are revised. There can be no assurance that management has accurately assessed the level of impairments taken as reflected in our Financial Statements. Furthermore, additional impairments may need to be taken in the future. It is possible that interest rates, which are at historic lows, will increase which will result in a reduction in net unrealized gains and may result in net unrealized losses associated with declines in value strictly related to such interest rate movements. It is possible that this could result in realized losses if we sell such securities or possibly more OTTI if we determine we do not have the ability and intent to hold those securities until they recover in value. In addition, we recently hired several new investment managers and expect them to take a more active approach to managing our fixed income securities portfolio. As a result, we expect our OTTI to increase in coming periods based on an increase in securities that we may intend to sell despite being in an unrealized loss position. Historical trends may not be indicative of future impairments. For further information regarding our evaluation and considerations for determining whether a security is other-than-temporarily impaired, please refer to “Critical Accounting Policies and Estimates” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” of our Annual Report.

Risks Related to Our Corporate Structure and Governance

We are a holding company and our ability to declare dividends to our shareholders, pay indebtedness, and enter into affiliate transactions may be limited because our insurance subsidiaries are regulated.

Restrictions on the ability of the insurance subsidiaries to pay dividends, make loans or advances to us, or enter into transactions with affiliates may materially affect our ability to pay dividends on our common stock or repay our indebtedness.

As of December 31, 2016, Selective had retained earnings of $1.5 billion. Of this amount, $1.4 billion was related to investments in our insurance subsidiaries. The insurance subsidiaries have the ability to provide for $193 million in annual ordinary dividends to us in 2017 under applicable state regulation; however, as they are regulated entities, their ability to pay dividends or make loans or advances to us is subject to the approval or review of the insurance

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regulators in the states where they are domiciled. The standards for review of such transactions are whether: (i) the terms and charges are fair and reasonable; and (ii) after the transaction, the Insurance Subsidiary's surplus for policyholders is reasonable in relation to its outstanding liabilities and financial needs. Although dividends and loans to us from our insurance subsidiaries historically have been approved, we can make no assurance that future dividends and loans will be approved. For additional details regarding dividend restrictions, see Note 19. “Statutory Financial Information, Capital Requirements, and Restrictions on Dividends and Transfers of Funds” in Item 8. “Financial Statements and Supplementary Data.” of our Annual Report.

Because we are an insurance holding company and a New Jersey corporation, we may be less attractive to potential acquirers and the value of our common stock could be adversely affected.

Because we are an insurance holding company that owns insurance subsidiaries, anyone who seeks to acquire 10% or more of our stock must seek prior approval from the insurance regulators in the states in which the subsidiaries are organized and file extensive information regarding their business operations and finances.

Provisions in our Amended and Restated Certificate of Incorporation may discourage, delay, or prevent us from being acquired, including:

•	Supermajority shareholder voting requirements to approve certain business combinations with interested shareholders (as defined in the Amended and Restated Certificate of Incorporation) unless certain other conditions are satisfied; and

•	Supermajority shareholder voting requirements to amend the foregoing provisions in our Amended and Restated Certificate of Incorporation.

In addition to the requirements in our Amended and Restated Certificate of Incorporation, the New Jersey Shareholders’ Protection Act also prohibits us from engaging in certain business combinations with interested stockholders (as defined in the statute), in certain instances for a five-year period, and in other instances indefinitely, unless certain conditions are satisfied. These conditions may relate to, among other things, the interested stockholder’s acquisition of stock, the approval of the business combination by disinterested members of our Board of Directors and disinterested stockholders, and the price and payment of the consideration proposed in the business combination. Such conditions are in addition to those requirements set forth in our Amended and Restated Certificate of Incorporation.

These provisions of our Amended and Restated Certificate of Incorporation and New Jersey law could have the effect of depriving our stockholders of an opportunity to receive a premium over our common stock’s prevailing market price in the event of a hostile takeover and may adversely affect the value of our common stock.

Risks Related to Our General Operations

The failure of our risk management strategies could have a material adverse effect on our financial condition or results of operations.

As an insurance provider, it is our business to take on risk from our customers. Our long-term strategy includes the use of above average operational leverage, which can be measured as the ratio of NPW to our equity or policyholders surplus. We balance operational leverage risk with a number of risk management strategies within our insurance operations to achieve a balance of growth and profit and to reduce our exposure. These strategies include, but are not limited to, the following:

•	Being disciplined in our underwriting practices;

•	Being prudent in our claims management practices, establishing adequate loss and loss expense reserves, and placing appropriate reliance on our claims analytics;

•	Continuing to develop and implement various underwriting tools and automated analytics to examine historical statistical data regarding our customers and their loss experience to: (i) classify such policies based on that information; (ii) apply that information to current and prospective accounts; and (iii) better predict account profitability;

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•	Continuing to develop our customer experience platform as we grow in our understanding of customer segmentation;

•	Purchasing reinsurance and using catastrophe modeling; and

•	Being prudent in our financial planning process, which supports our underwriting strategies.

We also maintain a conservative approach to our investment portfolio management and employ risk management strategies that include, but are not limited to:

•	Being prudent in establishing our investment policy and appropriately diversifying our investments, which supports our liabilities and underwriting strategies;

•	Using complex financial and investment models to analyze historical investment performance and predict future investment performance under a variety of scenarios using asset concentration, asset volatility, asset correlation, and systematic risk; and

•	Closely monitoring investment performance, general economic and financial conditions, and other relevant factors.

All of these strategies have inherent limitations. We cannot be certain that an event or series of unanticipated events will not occur and result in losses greater than we expect and have a material adverse effect on our results of operations, liquidity, financial condition, financial strength, and debt ratings.

Operational risks, including human or systems failures, are inherent in our business.

Operational risks and losses can result from, among other things, fraud, errors, failure to document transactions properly or to obtain proper internal authorization, failure to comply with regulatory requirements, information technology failures, or external events.

We believe that our predictive models for underwriting, claims, and catastrophe losses, as well as our business analytics and our information technology and application systems are critical to our business. We expect our information technology and application systems to remain an important part of our underwriting process and our ability to compete successfully. A major defect or failure in our internal controls or information technology and application systems could: (i) result in management distraction; (ii) harm our reputation; or (iii) increase our expenses. We believe appropriate controls and mitigation procedures are in place to prevent significant risk of a defect in our internal controls around our information technology and application systems, but internal controls provide only a reasonable, not absolute, assurance as to the absence of errors or irregularities and any ineffectiveness of such controls and procedures could have a significant and negative effect on our business.

Rapid development of new technologies may result in an unexpected impact on our business and insurance industry overall.

Development of new technologies continues to impact all aspects of business and individuals’ lives at rapid speed.  Often such developments are positive and gradually improve standards of living and speed of communications, and allow for the development of more efficient processes.  The rapid development of new technologies, however, also presents challenges and risks.  Examples of such emerging risks include, but are not limited to:

•	Change in exposures and claims frequency and/or severity due to unanticipated consequences of new technologies and their use. For example, technologies have been developed and are being tested for autonomous self-driving automobiles. It is unclear and we cannot predict the corresponding severity or cost of automobile claims. It is possible that these technological developments will affect the profitability and demand for automobile insurance.

•	Changes in how insurance products are marketed and purchased due to the availability of new technologies and changes in customer expectations. For example, comparative rating technologies, which are widely used in personal lines insurance, facilitate the process of efficiently generating quotes from multiple insurance companies. This technology makes differentiation other than on pricing more difficult and has increased price comparison and resulted in a higher level of quote activity with a lower

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percentage of quotes becoming new business written. These trends may continue to accelerate and may affect other lines of business, which could put pressure on our future profitability.

•	New technologies may require the development of new insurance products without the support of sufficient historical claims data for us to continue to compete effectively for our distribution partners' business and customers.

We depend on key personnel.

To a large extent, our business' success depends on our ability to attract and retain key employees. Competition to attract and retain key personnel is intense. While we have employment agreements with certain key managers, all of our employees are at-will employees and we cannot ensure that we will be able to attract and retain key personnel. As of December 31, 2016, our workforce had an average age of approximately 47 and approximately 17% of our workforce was retirement eligible.

We are subject to a variety of modeling risks, which could have a material adverse impact on our business results.

We rely on complex financial models, such as predictive underwriting models, a claims fraud model, third party catastrophe models, an enterprise risk management capital model, and modeling tools used by our investment managers, which have been developed internally or by third parties to analyze historical loss costs and pricing, trends in claims severity and frequency, the occurrence of catastrophe losses, investment performance, and portfolio risk. Flaws in these financial models, or faulty assumptions used by these financial models, could lead to increased losses. We believe that statistical models alone do not provide a reliable method for monitoring and controlling risk. Therefore, such models are tools and do not substitute for the experience or judgment of senior management.

THE PLAN

General

The Board of Directors of Selective Insurance Group, Inc. (the “Board”) adopted the Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies, Amended and Restated as of February 1, 2017 (the “Plan”) to motivate independent insurance agencies that sell products and services for the insurance subsidiaries by enabling them to participate in Selective’s long-term growth and success and to help align their success with those interests of Selective’s stockholders. The Plan was adopted at Selective’s 2006 Annual Meeting of Stockholders, held on April 26, 2006. The Plan was amended and restated effective July 27, 2010 and February 1, 2017.

The Plan allows Selective’s independent insurance agencies and their eligible principals, key employees, and benefit plans, as described further below, to purchase shares of its Common Stock at a discount. Participants in the Plan may purchase shares with cash or electronic funds through the Automated Clearing House (“ACH”) or may elect to apply all or a portion of their distributions from Selective’s profit sharing program for agents to the purchase of shares of Common Stock under the Plan. Each eligible insurance agency, together with its eligible persons, may invest up to the maximum contribution amount (as described in the chart below) per calendar quarter under the Plan. Selective offers shares of its Common Stock under the Plan at a 10% discount from market value on the date of purchase, and participants pay no brokerage commissions or other charges on their purchases of shares under the Plan.

Written Premiums	Maximum Contribution Amounts
Less than $2,000,000	$30,000
$2,000,000 or more but less than $5,000,000	$50,000
$5,000,000 or more	$75,000

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Written Premiums include all written premiums, less cancellations and returns, recorded by the Company and the insurance subsidiaries, but do not include:

•	Premiums for policies written through pools, associations, or syndicates;

•	Premiums for insurance written in any reinsurance facility, joint underwriting association, or other insurance program required by law;

•	Policyholder dividends, expense fees, surcharges, and other like charges;

•	Premiums from any accident and health, systems breakdown, and flood policies;

•	Premiums for alternative market business, including, but not limited to, retrospectively rated policies and assumed business; and

•	Premiums for policies, coverages, or plans that the Salary and Employee Benefits Committee of the Board (the “Committee”) may exclude from the Plan.

A $100 minimum purchase amount is required for purchases under the Plan by a participant per calendar quarter. If a participant does not purchase $100 of Common Stock in a calendar quarter, any amounts below the minimum will be refunded, without interest, to the participant by check as soon as practicable after the end of the quarter.

Shares are purchased under the Plan generally on the first day of March, June, September, and December of each year or the next succeeding business day. Selective does not guarantee that dividends will be paid, and Selective can designate other dates as purchase dates. Selective does not pay any interest on cash payments it receives under the Plan.

Participation in the Plan

Eligibility

Each independent insurance agency under contract with any of the insurance subsidiaries to promote and sell Selective’s insurance products, other than agencies that promote and sell only the insurance subsidiaries’ flood insurance products, is eligible to participate in the Plan and to purchase shares of Common Stock under the Plan. Also eligible to purchase shares under the Plan are:

•	The principals, general partners, officers and stockholders of, and designated by, an eligible agency (collectively, “Principals”);

•	Key employees of eligible agencies designated by an eligible agency (“Key Employees”); and

•	Individual retirement plans of Principals and Key Employees, Keogh plans of Principals and Key Employees; and employee benefit plans of, and designated by, an eligible agency (collectively with Principals and Key Employees, “Eligible Persons”).

The administrator of the Plan will determine whether any insurance agency, or any entity, individual person, or employee benefit plan designated by an agency is eligible to participate in the Plan. Eligible agencies, entities, and individual persons are under no obligation to participate in the Plan or to purchase shares of the Common Stock under the Plan. The Plan is for the benefit only of independent insurance agencies under contract with the insurance subsidiaries and their Eligible Persons. No other persons can be direct or indirect beneficiaries or participants in the Plan. Selective will not be obligated under any arrangements between an agency and its producers or other employees.

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How to Enroll in the Plan

Selective provides to each eligible insurance agency the following documents and materials:

•	A copy of the Plan;

•	An enrollment/purchase form;

•	A copy of this prospectus and any prospectus supplements; and

•	A copy of Selective’s most recent Annual Report.

If an agency or its Eligible Persons wish to participate in the Plan, the agency must complete and sign the enrollment/purchase form and return it to Selective at:

Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
Attention: Agency Development
(973) 948-1990

Completed and signed enrollment/purchase forms for participants paying with electronic funds through ACH or through the profit sharing program may be emailed to agentstockplan@selective.com.

Agencies can obtain additional forms on eSelect®, in the “My Agency” tab, or by writing or calling Selective at the above address and telephone number, or via email at agentstockplan@selective.com.

An eligible agency or its Eligible Persons will become a participant in the Plan: (i) after the entity or person has received a copy of the Plan, this prospectus, any applicable prospectus supplement or supplements, and Selective’s most recent Annual Report; (ii) after Selective has received a properly completed enrollment/purchase form signed by the Eligible Person and on behalf of the agency; and (iii) if the person or entity has not been determined to be ineligible by the Plan’s administrators.

How to Purchase Shares of the Common Stock

Once each calendar quarter and prior to each purchase date, Selective provides enrollment/purchase forms to each agency. There is a place on the form for each agency to designate the amount to be invested on the next purchase date (i) in cash or paid with electronic funds delivered through ACH; and (ii) to be deducted from distributions under Selective’s profit sharing program for agents, based on a dollar amount or percentage of profit sharing distributions.

A participant’s designation will remain in effect until revoked or modified in writing by the participant as set forth above.

Changes to, or revocation of, a participant’s deduction from a distribution under the profit sharing program must be received in writing by the Company by the 7th day of February, or the previous business day if the 7th is not a business day, to be applied to the contribution amount for the next March purchase date. Such changes to the profit sharing deductions will remain in effect until revoked or modified in writing by the participant. The contribution amount designation regarding cash or electronic funds shall only remain in effect for the next purchase date.

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The enrollment/purchase form must also be completed by each Eligible Person who wishes to participate in the Plan, and must include:

•	The participant’s full name and address;

•	The participant’s social security or taxpayer identification number;

•	If cash contribution or payment with electronic funds through ACH, the dollar amount to be invested in shares of the Common Stock; and

•	If distributions from the profit sharing program, the percentage of the total amount of profit sharing to be invested in shares of Common Stock.

In addition, participants must sign their enrollment/purchase form certifying to Selective receipt of a copy of the Plan, this prospectus and any prospectus supplements, and a copy of Selective’s most recent Annual Report. Enrollment in the Plan for a particular purchase date is irrevocable after the applicable Contribution Date (as defined below). The form must be signed by the agency and each eligible person participant shown on the form.

Properly completed forms and necessary payments must be received by Selective at least 10 business days prior to the applicable purchase date (the “Contribution Date”). If necessary payments are not received by the applicable Contribution Date, the purchase will not be effected and any payments received after the Contribution Date will be returned.

Purchased Shares and Accounts

Selective uses a book-entry system for shares purchased under the Plan. When a participant makes its first purchase of shares under the Plan, Selective establishes an account for the participant with Wells Fargo Shareowner Services, Selective’s transfer agent. Each time a participant purchases shares, the shares are credited to the participant’s account and Selective registers the shares on the Company’s stock records. Participants will receive a written account statement from Wells Fargo Shareowner Services each time the participant purchases shares.

Restrictions on Shares Purchased under the Plan

Shares purchased under the Plan will be restricted for a period of one year beginning on the purchase date and expiring on the first anniversary of that purchase date. During this one-year restricted period, a participant cannot sell, transfer, pledge, assign, or dispose of its shares in any way. During this period, a participant’s shares will be held in the participant’s account at Wells Fargo Shareowner Services. However, the participant will be able to vote its shares during this period and will receive any dividends declared by the Board. Participants will own all of the shares in their account and none of the shares will be subject to forfeiture.

Following the expiration of the one-year restricted period, a participant can request, in writing to Wells Fargo Shareowner Services, that its shares be transferred or sold, or that the participant’s account be closed.

If an eligible agency or person closes its account, it can re-enroll in the Plan at any time that it is eligible to participate in the Plan by sending a new completed enrollment/purchase form to Selective.

Shares Available under the Plan

The maximum number of shares of Common Stock issuable under the Plan is 3,000,000, subject to adjustment as described below. Selective makes the shares available from Selective’s authorized but unissued shares or from treasury stock, including shares purchased by the Company in the open market.

In the event that the Board determines that any stock dividend or other distribution, extraordinary cash dividend, stock split or reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants, rights offering to purchase shares of Common Stock at a price substantially below fair market value, or other similar corporate transaction or event affects the Common Stock so that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available

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under the Plan, then the Board may, in its sole and absolute discretion, adjust any or all of the number and type of shares which may be available under the Plan.

Dividends; Dividend Reinvestment

Selective pays dividends, as and when declared by the Board, to the record holders of shares of its Common Stock. As the record holder of shares of Common Stock purchased under the Plan, participants will receive dividends, if any, in cash for all shares registered in the participant’s name on the record date.

Any dividend payable in Common Stock or any split shares distributed by Selective on shares purchased under the Plan will be deposited in the participant’s account at Wells Fargo Shareowner Services. Any shares received as the result of a stock split will be subject to the same transfer restrictions as the shares purchased under the Plan. Shares received as dividends will not be subjected to any transfer restrictions.

Participants in the Plan are also eligible to participate in Selective’s dividend reinvestment plan on the terms and conditions of that plan. If a participant elects to participate in Selective’s dividend reinvestment plan, it will be entitled to reinvest its dividends to purchase additional shares of Common Stock. There is no discount on the purchase of shares under Selective’s dividend reinvestment plan. The transfer restrictions applicable to shares purchased under the Plan will not apply to any shares purchased under Selective’s dividend reinvestment plan. Information about Selective’s dividend reinvestment plan can be obtained from Selective or from Wells Fargo Shareowner Services.

Other Stockholder Rights; Information Reporting

If Selective has a rights offering, participants in the Plan will be entitled to participate based upon their total share holdings. Rights on shares purchased under the program and registered in the name of a Plan participant will be mailed directly to that participant in the same manner as to stockholders not participating in the Plan.

Each participant in the Plan will receive Selective’s annual and other periodic or quarterly reports issued to stockholders, notices of stockholder meetings and proxy statements, and information for reporting dividends paid and income resulting from the discount on the purchase of shares under the Plan.

Each participant will be entitled to vote the shares purchased under the Plan and registered in that participant’s name on a record date for a meeting of stockholders. A participant may vote in person or by proxy at any meeting of stockholders.

Administration of the Plan, Inquiries, and Correspondence

The Plan is administered by the Committee or its designee. The Committee has the authority, in its sole discretion, subject to the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including the authority to:

•	Construe and interpret the Plan;

•	Make adjustments in response to changes in applicable laws, regulations, or accounting principles, or for any other reason;

•	Prescribe, amend, and rescind rules and regulations relating to the Plan and appoint agents as it deems appropriate for the proper administration of the Plan; and

•	Make all other determinations deemed necessary or advisable for the administration of the Plan.

Determinations of the Committee are final, conclusive, and binding on all persons, and the Committee will not be liable for any action or determination made in good faith with respect to the Plan.

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Wells Fargo Shareowner Services is the Plan agent to perform custodial and record-keeping functions for the Plan, such as holding record title to the participants’ shares, maintaining an individual investment account for each participant, and providing periodic account status reports to each participant.

All enrollment/purchase forms should be sent to the Company at the following address:

Selective Insurance Group, Inc.

40 Wantage Avenue

Branchville, New Jersey 07890

Attention: Agency Development

Completed enrollment/purchase forms for participants paying with electronic funds through ACH or through the profit sharing program may be emailed to agentstockplan@selective.com.

Telephone inquiries may be directed to the Company at (973) 948-1990 or via e-mail at agentstockplan@selective.com.

All share account inquiries and correspondence should be sent to:

Wells Fargo Shareowner Services

P.O. Box 64854

St. Paul, Minnesota 55164-0854

Telephone inquiries may be directed to Wells Fargo Shareowner Services at (800) 401-1957.

The Company pays all of its administrative expenses related to the Plan. Plan participants pay no brokers’ commissions or administrative or other charges for purchases of Common Stock under the Plan.

Amendment or Termination of the Plan

Either the Board or the Committee may amend, revise, suspend, or terminate the Plan at any time and in any respect whatsoever; provided, however, that stockholder approval will be required for any such amendment if and to the extent approval is required in order to comply with applicable law or any stock exchange listing requirement.

Rights Not Transferable

Rights under the Plan are not transferable by a participant other than by will or the laws of descent and distribution and are exercisable during the participant’s lifetime only by the participant.

No Right to Continued Employment or Agency Status

Nothing in the Plan or any enrollment/purchase form confers an obligation on the Company or any of its independent insurance agencies to employ or continue the employment or service of any participant for any specified period of time and does not lessen, affect, or interfere with the Company’s or any of its independent insurance agency’s right to terminate the employment or service of any participant at any time or for any reason not prohibited by law.

Governing Law

The Plan is construed and administered in accordance with the laws of the State of New Jersey without reference to its principles of conflicts of law.

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Federal Income Tax Consequences of Purchasing Shares under the Plan

The following discussion summarizes certain United States federal income tax consequences of the purchase of stock under the Plan. The summary does not purport to address federal employment tax or other federal tax consequences, or state, local, or foreign tax consequences that may be associated with the Plan. In addition, this summary does not purport to address the special tax rules that may apply to the purchase under the Plan and the sale of shares acquired through the Plan by individual retirement plans of Principals and Key Employees, by Keogh plans of Principals and Key Employees and by employee benefit plans of an eligible agency. Further, the summary is based on the law as in effect on the date of this registration statement.

A participant does not realize taxable income when the participant’s participation in the Plan begins (i.e., the first day of the enrollment period in the Plan). However, a participant will, at the time shares are purchased, recognize as ordinary income (determined without reduction for brokerage fees or other costs paid in connection with the disposition) an amount equal to the excess of the fair market value of the shares on the date of purchase over the purchase price.

When a participant disposes of shares acquired through the Plan, he or she will recognize either a capital gain or loss, depending upon whether the shares or disposed of for more or less than the fair market value of the shares on the date of purchase. Special rules apply in the case of death.

Capital gain is short-term if the shares have been held one year or less, and long-term if held more than one year. The holding period for a share acquired under the Plan begins on the purchase date.

DESCRIPTION OF CAPITAL STOCK

General

The authorized capital stock of Selective consists of 360,000,000 shares of Common Stock, $2.00 par value, and 5,000,000 shares of preferred stock, without par value. As of February 14, 2017, there were issued and outstanding 58,204,352 shares of Common Stock. Selective has no preferred stock issued and outstanding.

The following is a description of the material terms of Selective’s capital stock:

Common Stock

All shares of Common Stock have equal rights. The holders of shares of Common Stock, subject to the preferential rights of the holders of any shares of the Company’s preferred stock, are entitled to dividends when and as declared by the Board. The holders of Common Stock have one vote per share on all matters submitted to a vote of its stockholders and the right to its net assets in liquidation after payment of any amounts due to creditors and any amounts due to the holders of the Company’s preferred stock. Holders of shares of Common Stock are not entitled as a matter of right to any preemptive or subscription rights and are not entitled to cumulative voting for directors. All outstanding shares of Common Stock are, and the shares of Common Stock issued under the Plan will be, fully paid and nonassessable.

Selective’s By-laws provide that the annual meeting of stockholders will be held a business day and at a time to be affixed by the Board during the last week in April in each year at Selective’s principal office or at another time, date and place as is designated by the Board. A written notice of meeting must be given to each stockholder at least ten (10) but not more than sixty (60) days before the meeting.

The transfer agent for the Common Stock is Wells Fargo Shareowner Services, P.O. Box 64854, St. Paul, Minnesota 55164-0854.

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Preferred Stock

Under Selective’s Amended and Restated Certificate of Incorporation, the Company is authorized to issue up to 5,000,000 shares of preferred stock in one or more series with the designations and the relative voting, dividend, liquidation, conversion, redemption, and other rights and preferences fixed by the Board. Of the 5,000,000 shares of preferred stock authorized, 300,000 shares have been designated Series A junior preferred stock, without par value. The Board can issue preferred stock without any approval by Selective’s stockholders.

Antitakeover Provisions

Under Selective’s Amended and Restated Certificate of Incorporation, a merger, consolidation, sale of all or substantially all of the Company’s assets, or other business combination involving an interested stockholder holding 10% or more of the voting power of its capital stock requires the affirmative vote of two-thirds of its outstanding voting stock unless the transaction has been approved by a majority of those members of the Board who are not affiliated with the interested stockholder or unless the interested stockholder offers a fair price and reasonably uniform terms to all other stockholders, as described in Selective’s Amended and Restated Certificate of Incorporation. Additionally, our Amended and Restated Certificate of Incorporation and By-Laws provide that a director may be removed from office by our stockholders only for cause and by the affirmative vote of the majority of the votes cast by stockholders entitled to vote for the election of directors. The vote of two-thirds of the Company’s outstanding voting stock is required to amend or repeal these provisions.

Our By-Laws establish advance written notice procedures for stockholders seeking to nominate candidates for election as directors and to bring business before an annual meeting of our stockholders. Under our By-Laws, only persons who are nominated by the Board or by a stockholder who has given timely written notice to our secretary will be eligible for election as a director. Our By-Laws further provide that any matter to be presented at any meeting of stockholders must be presented either by the Board or by a stockholder in compliance with the procedures in our By-Laws.

The foregoing provisions may have the effect of discouraging, delaying, or preventing attempts to take over Selective.

Regulation of Insurance Company Takeovers

Selective owns, directly or indirectly, all of the shares of stock of its insurance subsidiaries, which are domiciled in New Jersey, New York, or Indiana. State insurance laws require prior approval by state insurance departments of any acquisition of control of an insurance company domiciled in the state or a company which controls an insurance company domiciled in the state. For this purpose, control generally includes ownership of 10% or more of the voting securities of, or the possession of proxies representing 10% or more, of an insurance company or insurance holding company, unless the state insurance commissioner determines otherwise. As such, any purchase of 10% or more of the Common Stock of Selective could require approval of the insurance departments in the states mentioned above.

PLAN OF DISTRIBUTION

The shares of Common Stock registered under this registration statement will be offered as described in this prospectus or, if applicable, as provided in any prospectus supplement. The shares of Common Stock will be offered by Selective to eligible agencies and other eligible participants as described in this prospectus or a prospectus supplement. The last sale price of the Common Stock quoted on the NASDAQ Global Select Market on February 17, 2017 was $43.55.

LEGAL MATTERS

John E. Wisinger, Vice President, Assistant General Counsel of Selective, has passed upon the validity of the shares of Common Stock issuable under the Plan for Selective.

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EXPERTS

The consolidated financial statements and related schedules of Selective as of December 31, 2016 and December 31, 2015, and for each of the years in the three-year period ended December 31, 2016, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Selective files its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and other required information with the SEC.  The public may read and copy any materials on file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers, including Selective, that file electronically with the SEC.

The SEC allows Selective to “incorporate by reference” the information the Company files with them, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that Selective files later with the SEC will automatically update and supersede this information. Selective incorporates by reference its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and any future filings it will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

You may request a copy of these filings, at no cost, by calling or writing to:

Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
Attention: Michael H. Lanza, Executive Vice President and General Counsel
(973) 948-3000

This prospectus is part of a registration statement Selective filed with the SEC. You should rely only on the information or representations provided in this prospectus. Selective has authorized no one to provide you with different information. Selective is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

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